UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAYWOOD INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	77-0125664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14950 North 83rd Place, Suite 1

Scottsdale, Arizona 85260

(Address of Principal Executive Offices) (Zip Code)

Baywood International, Inc. 2008 Stock Option and Incentive Plan

(Full title of the plan)

Neil Reithinger

Chief Executive Officer

14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260

 (Name and address of agent for service)

(480) 951-3956

(Telephone number, including area code, of agent for service)

With a copy to:

Amy Trombly, Esq.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02459
(617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  Set the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	2,000,000	(1)	$0.875	(2)	$1,750,000	$68.78

———————

(1)

In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The price of $0.875 per share, which was the average of the high and low prices of the registrant’s common stock, as reported on the Over-the-Counter Bulletin Board on June 25, 2008, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

PLAN INFORMATION.

The documents containing the information specified in the Introductory Note to Part I of the Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) under the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The registrant will provide, without charge, to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Section 10(a) Prospectus by reference.  The registrant will also make available, without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Any requests for such information should be directed to Baywood International, Inc., 14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260 or to (480) 951-3956.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents listed below are incorporated in this Registration Statement by reference:

(a)

 The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on April 15, 2008, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-K referred to in (a) above, which consists of a Form 10-Q filed on May 20, 2008.

(c)

A description of the securities of the registrant is contained in the Registration Statement on Form SB-2 (File No. 333-144792) filed July 23, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date such documents are filed.  Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.

DESCRIPTION OF SECURITIES.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the registrant.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article VI of the registrant’s Amended and Restated Bylaws contains the following provisions with respect to liability of directors and officers:

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by action or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.

EXHIBITS.

Exhibit No.	Description

4.1	Baywood International, Inc. 2008 Stock Option and Incentive Plan, dated May 14, 2008 (filed herewith).

5.1	Opinion of Amy Trombly, Esq. (filed herewith).

23.1	Consent of Counsel (included in Exhibit 5.1 hereto).

23.2	Consent of Malone & Bailey, PC (filed herewith).

ITEM 9.

UNDERTAKINGS.

(a)                      The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Scottsdale, State of Arizona, on June 27, 2008.

Baywood International, Inc.

By:	/s/ Neil Reithinger
Neil Reithinger Chairman of the Board, President, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Karl H. Rullich	June 27, 2008
Karl H. Rullich
Director

/s/ O. Lee Tawes, III	June 27, 2008
O. Lee Tawes, III
Director

/s/ David Tsiang	June 27, 2008
David Tsiang
Director

/s/ Neil Russell	June 27, 2008
Neil Russell
Director

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